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                                                                   EXHIBIT 4.7

                              FORM OF GUARANTEE

            For value received, Platinum Underwriters Holdings, Ltd., a corporation organized under the laws of Bermuda (herein called the "Guarantor", which term includes any successor under the Indenture referred to in the Note upon which this Guarantee is endorsed), hereby absolutely, fully and unconditionally and irrevocably guarantees to the Holder of the Note upon which this Guarantee is endorsed, and to the Trustee on behalf of such Holder, (a) the due and punctual payment of the principal of and interest (and, if applicable, the Redemption Price) on such Note, whether at the Stated Maturity or by acceleration, call for redemption or otherwise, (b) the due and punctual payment of interest on overdue principal of and interest on such Note, if any, if lawful, and (c) the due and punctual payment of any and all other payments due to the Holder, all in accordance with the terms of such Note and of the Indenture. In case of the failure of the Company punctually to make any such payment of principal, premium, if any, or interest, if any, the Guarantor hereby agrees to cause any such payment to be made punctually when and as the same shall become due and payable, whether at the Stated Maturity or by declaration of acceleration, call for redemption or otherwise, and as if such payment were made by the Company.

            The Guarantor hereby agrees that its obligations hereunder are a guaranty of payment and not a guaranty of collection or performance and shall be unconditional and absolute, irrespective of the validity, regularity or enforceability of such Note or the Indenture or any limitation of the Company thereunder or any limitation on the method or terms of payment thereunder which may now or hereafter be caused or imposed in any manner whatsoever, the absence of any action to enforce the same, any waiver or consent by the Holder of such Note or by the Trustee with respect to any provisions thereof or of the Indenture, the obtaining of any judgment against the Company or any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor. The Guarantor hereby waives the benefits of division and discussion, diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest or notice with respect to such Note or the indebtedness evidenced thereby and all demands whatsoever, and covenants that this Guarantee will not be discharged except by complete performance of the obligations contained in such Note and in this Guarantee. Without limiting the generality of the foregoing, the Guarantor hereby agrees that the obligations of the Guarantor hereunder shall not be released, affected or impaired by assignment or transfer in whole or in part of the Note whether or not made without notice to or the consent of the Guarantor and shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense of, including, but not limited to, setoff, counterclaim, recoupment or termination whatsoever, and that such obligations shall not be released, affected or impaired regardless of whether or not any Holder, including the Holder of the Note, or anyone on behalf of any such Holder shall have instituted any suit, action or proceeding or



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exhausted its remedies or taken any steps to enforce any rights against the
Company or any other person to compel any such performance or observance or to collect all or part of any such amount, either pursuant to the provisions of the Indenture or the Note or at law or in equity, and regardless of any other condition or contingency, or by reason of the invalidity, illegality or unenforceability of the Note or the Indenture or otherwise and that such obligations shall not be discharged or impaired or otherwise affected by the failure of the Trustee or any Holder of such Note to assert any claim or demand or to enforce any remedy under the Indenture or such Note, any other guarantee or any other agreement, by any waiver, amendment, indulgence or modification (whether material or otherwise) of any provision of any thereof, by any default, failure or delay, willful or otherwise, in the performance of any obligations under the Indenture, the Note or this Guarantee, or by the voluntary or involuntary liquidation, sale or other disposition of all or substantially all of the assets of the Company or the Guarantor, or any receivership, insolvency, bankruptcy, reorganization, or other similar proceedings, affecting the Company or any of its assets, or the release of any property from the lien and security interest created by the Indenture or the Note or of any other security for the Note, or the release or discharge of the Company or the Guarantor from the performance or observance of any agreement, covenant, term or condition contained in the Indenture or the Note by operation of law, or the merger or consolidation of the Company or the Guarantor, or any other cause, whether similar or dissimilar to the foregoing, or by any other act or omission that may or might in any manner or to any extent vary the risk or obligations of the Guarantor or that would otherwise operate as a discharge of a surety or guarantor as a matter of law or equity (other than the performance of the obligations contained in such Note and in this Guarantee).

            The Holder of the Note upon which this Guarantee is endorsed is entitled to the further benefits relating hereto set forth in the Indenture. No reference herein to the Indenture and no provision of this Guarantee or of the Indenture shall alter or impair the guarantee of the Guarantor, which is absolute and unconditional, of the due and punctual payment of the principal of and interest, or any such other payments, on the Note upon which this Guarantee is endorsed.

            This Guarantee shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the conflicts of laws principles thereof.

            All terms used in this Guarantee which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

            This Guarantee shall not be valid or obligatory for any purpose until the certificate of authentication on the Note upon which this Guarantee is endorsed shall have been executed by the Trustee under the Indenture by the manual signature of one of its authorized officers.



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            IN WITNESS WHEREOF, the Guarantor has caused this Guarantee to be duly executed.

                                             PLATINUM UNDERWRITERS
                                             HOLDINGS, LTD.


                                             By:________________________________
                                             Name:
                                             Title:

Attest:


By:
    ____________________________
Name:
Title: